Exhibit 10.6

This SUBORDINATION AGREEMENT, dated as of October 22, 2010 is between JOANNE COUSE (“Creditor”), and BRIDGE BANK, NATIONAL ASSOCIATION, (“Lender”).

R E C I T A L S

A.    CXR LARUS CORPORATION (“Borrower”) has requested and/or obtained certain credit accommodations from Lender which are or may be from time to time secured by assets and property of Borrower.

B.    Creditor has extended loans or other credit accommodations to certain companies affiliated with the Borrower and has received in exchange, among other things, a lien on the assets of Borrower. The loan documents executed in connection with the extension of credit by the Creditor as aforesaid are collectively referred to as the “Creditor Loan Documents.”

C.    In order to induce Lender to extend credit to Borrower and, at any time or from time to time, at Lender’s option, to make such further loans, extensions of credit, or other accommodations to or for the account of Borrower, or to extend credit upon any instrument or writing in respect of which Borrower may be liable in any capacity, or to grant such renewals or extension of any such loan, extension of credit, or other accommodation as Lender may deem advisable, Creditor is willing to subordinate: (i) all of Borrower’s indebtedness and obligations to Creditor, whether presently existing or arising in the future (the “Subordinated Debt”) to all of Borrower’s indebtedness and obligations to Lender; and (ii) all of Creditor’s security interests, if any, to all of Lender’s security interests in the property of Borrower.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.     Creditor subordinates to Lender any security interest or lien that Creditor may have in any property of Borrower. Notwithstanding the respective dates of attachment or perfection of the security interest of Creditor and the security interest of Lender, the security interest of Lender in the accounts, including health care receivables, chattel paper, general intangibles, inventory, equipment, instruments, including promissory notes, deposit accounts, investment property, documents, letter of credit rights, any commercial tort claim of Borrower which is now or hereafter identified by Borrower or Lender, and other property of the Borrower (the “Collateral”) shall at all times be prior to the security interest of Creditor.

2.     All Subordinated Debt is subordinated in right of payment to all obligations of Borrower to Lender now existing or hereafter arising, together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against Borrower of any bankruptcy, reorganization or similar proceeding (the “Senior Debt”).  Lender agrees that the Senior Debt, together with any other Senior Indebtedness as that term is defined in the Creditor Loan Documents, shall at no time exceed the aggregate amount of Fifteen Million Dollars ($15,000,000.00) without the prior written approval of Creditor and in no event shall exceed Twenty Million Dollars ($20,000,000.00).

3.     Creditor will not demand or receive from Borrower (and Borrower will not pay to Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Creditor exercise any remedy with respect to the Collateral, nor will Creditor accelerate the Subordinated Debt, or commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower, until such time as all the Senior Debt is fully paid in cash. Nothing in the foregoing paragraph shall prohibit Creditor from converting all or any part of the Subordinated Debt into equity securities of Borrower.  Notwithstanding the foregoing, Creditor may accept and retain scheduled payments of principal and interest required to be paid on the Subordinated Debt so long as no payment default has occurred on the Senior Debt and so long as such payments are made by any party other than Borrower.

4.     Creditor shall promptly deliver to Lender in the form received (except for endorsement or assignment by Creditor where received by Lender) for application to the Senior Debt, any payment, distribution, security or proceeds received by Creditor from Borrower or through the sale of collateral pledged by Borrower on account of the Subordinated Debt, other than in accordance with the terms of this Agreement. The foregoing shall not, however, limit the Creditor’s right to receive payment from the affiliates of the Borrower or any other entity obligated to Creditor pursuant to the terms of the Subordinated Debt or through the sale of any collateral which is not pledged to Lender in connection with the Senior Debt.

5.     In the event of Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, these provisions shall remain in full force and effect, and Lender’s claims against Borrower and the estate of Borrower shall be paid in full before any payment is made to Creditor.

6.     Until the Senior Debt is fully paid, Creditor agrees to file all claims, proofs of claim or other instruments of similar character necessary to enforce the obligations of the Borrower in respect of the Subordinated Debt and will hold in trust for the Lender and promptly pay over to the Lender in the form received (except for the endorsement by the Creditor where necessary) for application to the then-existing Senior Debt any and all moneys, dividends, or other assets received from Borrower (or via liquidation of its assets) in any such proceedings on account of the Subordinated Debt, unless and until the Lender has been paid in full.  If Creditor shall fail to take such action, the Lender, as attorney-in-fact for the Creditor may take such action on Creditor’s behalf. The Creditor hereby irrevocably appoints Lender as Creditor’s attorney-in-fact.

7.     Lender is hereby authorized to file a UCC-3 financing statement amendment form subordinating the UCC-1 financing statement filed in favor of Creditor against Borrower in the form attached hereto as Exhibit 1.  No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that Creditor may have in any property of Borrower.

8.     This Agreement shall remain effective for so long as Borrower owes any amounts to Lender. If, at any time after payment in full of the Senior Debt, any payments of the Senior Debt must be disgorged by Lender for any reason (including, without limitation, the bankruptcy of Borrower), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to Lender all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder. At any time and from time to time, without notice to Creditor, Lender may take such actions with respect to the Senior Debt as Lender, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person. No such action or inaction shall impair or otherwise affect Lender’s rights hereunder. Creditor waives the benefits, if any, of California Civil Code Sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.

9.     This Agreement shall bind any successors or assignees of Creditor and shall benefit any successors or assigns of Lender. This Agreement is solely for the benefit of Creditor and Lender and not for the benefit of Borrower or any other party. Creditor further agrees that if Borrower is in the process of refinancing a portion of the Senior Debt with a new lender, and if Lender makes a request of Creditor, Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.

10.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

11.   This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of law principles. Creditor and Lender submit to the exclusive jurisdiction of the state and federal courts located in Santa Clara County, California. CREDITOR AND LENDER WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.  If the jury waiver set forth in this Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Subordination Agreement, or any of the transactions contemplated therein shall be settled by judicial reference pursuant to Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Santa Clara County.  This Section shall not restrict a party from exercising remedies under the Code or from exercising pre-judgment remedies under applicable law.

12.   This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Creditor is not relying on any representations by Lender or Borrower in entering into this Agreement, and Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower. This Agreement may be amended only by written instrument signed by Creditor and Lender.

13.   In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CREDITOR:	LENDER:

BRIDGE BANK, NATIONAL ASSOCIATION

/s/ Joanne Couse	By:	/s/ Larry La Croix
JOANNE COUSE
	Name:	Larry La Croix

	Title:	Senior Vice President

Address for Notices:	Address for Notices:
Attn: Lee Shodiss
55 Almaden Blvd
San Jose, CA 95113
Tel: (408) 556-6502
Fax:(408) 423-8510

The undersigned approves of the terms of this Agreement.

BORROWER:

CXR LARUS CORPORATION

By:	/s/ Larry A. Taillie

Name:	Larry A. Taillie

Title:	President